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                                                                     EXHIBIT 21

                             LIST OF SUBSIDIARIES

MetroCable, Inc., an Ohio corporation

Metropolitan Satellite Corp., an Ohio corporation

ACS California, Inc., a Delaware corporation

Valley Wireless Cable, Inc., a California corporation

USA Wireless Cable, Inc., a Nebraska corporation

CS Wireless Battle Creek, Inc., a Delaware corporation

Wireless Programming Cooperative, L.L.C., a Delaware limited liability company
       (25% owned by the Company)

D&W TV LLC